Exhibit 10.4

AGREEMENT FOR SERVICES

This Agreement is effective this 20th day of July 2009 and is entered into by and between Audience Productions, Inc., a Washington corporation (“API”) and Julie Chase, the Secretary of API (“Officer”).

Offcier represents that it shall provide certain services (“Services”) as more fully described in the attached Exhibit A. API wishes to engage the Services of Officer, and in consideration of the covenants and agreements set forth herein, the parties agree as follows:

1.	DEFINITIONS

a.	“Film” means the motion picture entitled “Lydia Slotnick Unplugged”.

b.	“Offering Amount” means the subscription funds placed in the impound account, which may only be released once the offering threshold of $8,000,000 is met.

c.	“Production Management Fee” means the fee earned by Office in exchange for performance of the Services further described in Exhibit A.

d.	“Series A Preferred Shareholders” means the the investors owning Series A Preferred Shares.

2.	MANAGEMENT SERVICES

a.	Engagement of Officer. API hereby engages Officer to perform the Services described in Exhibit A, and Officer hereby accepts the engagement, and agrees to perform the Services upon the terms and conditions set forth herein.

b.	Term. The engagement of Officer hereunder shall commence on July 20, 2009 and end upon the earlier of sale or dissolution of API.

c.	Officer’s Representations. In the performance of Officer’s duties under this Agreement, Officer represents that Officer has the qualifications and ability to perform the Services in a professional manner, without the advice, control, or supervision of API. Officer agrees to comply with all applicable federal, state and local laws and regulations.

d.	Independent Contractor.

i.	The relationship of the Officer to API is that of an independent contractor and nothing herein shall be construed as creating an employment or agency relationship. The Officer may adopt such arrangements as he/she may desire with regard to the details of the Services performed hereunder, the hours during which the Services are to be provided, and the place or places where the Services are to be furnished, provided that the Services shall be performed in a manner calculated to attain the most satisfactory results for API.

ii.	Officer shall be obligated to pay any and all applicable local, state and federal payroll and other taxes incurred as a result of Officer’s Production Management Fee hereunder. If the Offering Amount is not met, then no Production Management Fee shall be paid to Officer. The Production Management Fee shall only be paid after the Offering Amount is met and the offering proceeds are released from API’s impound account.

3.	FEES AND EXPENSES

a.	Fees.

i.	API shall pay Officer the Production Management Fee, described in Exhibit A, in exchange for the Services.

ii.	The Production Management Fee includes all costs of operation and all applicable taxes, but not direct and indirect costs, payments to unaffiliated third parties, and out of pocket expenses.

b.	Expenses. Officer shall be entitled to reimbursement by API of certain business expenses and costs described in Exhibit A.

c.	Audit Rights. Officer agrees that, during the term of this Agreement, API shall have access to and the right to examine any directly pertinent books, documents, and records of Officer relating to this Agreement.

4.	OWNERSHIP OF INTELLECTUAL PROPERTY

Officer agrees that all reports, specifications, drawings, schematics, trademarks, copyrights, materials and ideas associated with the Film, inventions, and all other information arising from the Services shall be deemed to be “works made for hire” and, to the extent that such doctrine does not apply, are hereby assigned, conveyed, and transferred, along with all related intellectual property rights, to API, and shall be API’s sole and exclusive property.

5.	PRE-EXISTING MATERIALS

Notwithstanding anything to the contrary herein, for purposes of Paragraph 4, works that are owned by API shall not include Officer’s preexisting software, inventions, copyrights, patents, trade secrets, trademarks and other proprietary rights, including ideas, concepts and knowhow of Officer, that existed before the commencement of the Services and which are included in the works (collectively, the “Pre-Existing Materials”)

6.	CONFIDENTIALITY AND NONDISCLOSURE

a.

Officer acknowledges that in performing the Services hereunder, API may have to disclose to Officer orally and in writing certain confidential information that API considers proprietary and has developed at great expense and effort. As used herein, the term “Confidential Information” means any literary work associated with a motion picture, technical data, marketing, operating, financial, business or any other information, design, process, procedure, formula or improvement in written, printed, graphic, or electronically recorded materials, that is commercially valuable to API and not generally known in the industry. Officer further acknowledges that the Services and any deliverables may incorporate Confidential Information. Officer agrees that all items of Confidential Information are proprietary to API and shall remain the sole property of API.

b.	Officer agrees as follows:

i.	To use the Confidential Information only for the purposes described herein; to not reproduce the Confidential Information; to hold in confidence and protect the Confidential Information from dissemination to and use by anyone not a party to this Agreement; and to not use the Confidential Information to benefit others.

ii.	To restrict access to the Confidential Information to personnel and agents of API who (i) have a need to have such access and (ii) have been advised of and have agreed in writing to treat such information in accordance with the terms of this Agreement.

iii.	To hold in confidence information and materials, if any, developed pursuant to the Services hereunder.

c.	The provisions of this Paragraph 6 shall survive termination or expiration of this Agreement and shall continue for so long as the material remains confidential.

7.	GOVERNING LAW

This Agreement shall be governed by and interpreted under the laws of the State of Washington and the parties submit to jurisdiction in King County, in the event any action is brought in connection with this Agreement or the performance thereof.

8.	GENERAL PROVISIONS

a.	Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.

b.	Modifications. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by both parties.

c.	Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or subcontracted by Officer without the prior written consent of API.

d.	Partial Invalidity. Any provision of this Agreement which is found to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, and the invalidity or unenforceability of such provision shall not affect the validity or enforceability of the remaining provisions hereof.

e.	Notices. Any notice required to be given hereunder shall be deemed to have been given either when served personally, by facsimile, or when sent by first class mail addressed to the parties at the addresses set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

For API		Officer

By:	/s/ GEORGE BRUMDER	By:	/s/ JULIE CHASE
Name:	George Brumder	Name:	Julie Chase
Title:	Director	Title:	Secretary

Exhibit A

Description of Services

1.	Officer shall be paid a Production Management Fee of $200,000, in accordance with the Production Management Fee Payment Schedule below, in exchange for providing the following Services:

a.	Managing the day-to-day activities related to production of the Film, such as (a) disbursement of production funds to third parties, (b) daily review of Film project deliverables and milestones, (c) approving any changes to the shooting schedule or budget, (d) engaging and contracting with necessary third parties in addition to the production company (e.g., graphic artists or web developers), (e) managing third parties to ensure API’s contractual requirements are met, and (f) negotiating contract amendments or resolving disputes with third parties;

b.	Providing updates on the progress of the Film project to API so that API can correspond with Series A Preferred Shareholders regarding such progress ;

c.	Marketing of the Film for eventual sale or distribution;

d.	Drafting and negotiation of sale or distribution terms and conditions; and

e.	Calculating any proceeds from the sale of the Film or other distribution to Series A Preferred Shareholders.

2.	Officer shall be reimbursed for all reasonable and documented direct and indirect out-of-pocket costs and expenses paid to unaffiliated third parties.

3.	Production Management Fee Payment Schedule

PAYMENT SCHEDULE

Time	Milestones	Payment
t = 0	First Day of Pre-Production	$33,333
t + 21 days	Middle of Pre-Production	$33,333
t + 42 days	Beginning of Principle Photography	$33,333
t + 59 days	Middle of Principle Photography	$33,333
t + 76 days	Beginning of Post-Production	$33,333
t + 196 days	Delivery of Final Print	$33,335

DEFINITIONS

Pre-Production	Activities prior to filming. Includes script development, set construction, location scouting and casting. These activities will occur within 90 days of the close of the offering.

Principle Photography	The filming of major components of the movie involving the lead actors.

Post-Production	Work performed after the principal photography. Involves editing and visual effects.